Exhibit 99.1

UTZ BRANDS ANNOUNCES CLOSING OF TERM LOAN REFINANCING

Hanover, PA – January 20, 2021 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), announced today the closing of its term loan refinancing. Initially contemplated as a $310 million add-on to the existing Term Loan B due 2024, following robust investor demand, Utz placed a new $720 million Term Loan B due 2028 (the “New Term Loan”), enabling the Company to extend its maturity profile and reset certain terms of its credit agreement. The New Term Loan, together with approximately $181 million in cash proceeds received from the redemption of all outstanding public warrants and forward purchase warrants, repaid in full the $490 million Bridge Credit Facility used to fund the acquisition of Truco Enterprises and the On The Border® brand, as well as refinanced the pre-existing $410 million Term Loan B due 2024.

The New Term Loan was launched at LIBOR + 350 bps / 0.00% Floor / 99.25 – 99.50 OID, but with the order book multiple times oversubscribed, pricing was finalized at LIBOR + 300 bps / 0.00% Floor / 99.75 OID.

“This refinancing lowers our expected cash interest costs by $3.6 million annually, lengthens the Company’s maturity profile by three years, and provides our business with additional financial flexibility to support our continued long-term growth”, said Cary Devore, Executive Vice President and Chief Financial Officer. “We are very pleased with this outcome and are thankful for the continued support of our banking partners and debt holders. We also welcomed a significant number of high-quality new debt holders to the Company.”

As part of the refinancing, in December 2020 Utz also increased the size of its ABL revolving credit facility due 2024 from $116 million to $161 million.

Bank of America, Goldman Sachs and Credit Suisse acted as Joint Bookrunners and Joint Lead Arrangers on the New Term Loan. Bank of America is the Administrative Agent. Additional details on the New Term Loan may be found in the Form 8-K to be filed with the Securities and Exchange Commission.

About Utz Brands, Inc.

Utz manufactures a diverse portfolio of savory snacks under popular brands including Utz®, On The Border®, Zapp’s®, Golden Flake®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and Tortiyahs! ® among others.

After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally and internationally through grocery, mass merchant, club, convenience, drug and other channels.  Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts. For more information, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.

Media Contacts

Marie Espinel, Katie Lewis or Hannah Arnold

The LAKPR Group

mespinel@lakpr.com, klewis@lakpr.com or harnold@lakpr.com

Investor Contact

Kevin Powers

Utz Brands, Inc.

kpowers@utzsnacks.com